PERICOM SEMICONDUCTOR REPORTS
FISCAL FOURTH QUARTER 2010 FINANCIAL RESULTS

▪	Net revenues increased 13% sequentially, and 40% year-over-year.
▪	Gross margin increased 146 basis points sequentially.
▪	GAAP net income attributable to Pericom shareholders increased 28% sequentially and 277% year-over-year.

San Jose, Calif. – August 9, 2010 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal fourth quarter ended July 3, 2010.

Net revenues for the fourth quarter were $41.5 million, an increase of 13% from the $36.7 million reported in the third quarter, and up 40% from the $29.7 million reported in the comparable period last year.  When normalizing for the additional fourteenth week during the fourth quarter, net revenues increased by 5% sequentially, and 30% year-over-year.

Gross margin was 36.7%, up from 35.3% last quarter, and from 28.7% in the comparable period last year.

GAAP net income attributable to Pericom shareholders for the fourth quarter was $3.9 million, or $0.15 per diluted share, compared with net income of $3.1 million, or $0.12 per diluted share in the third quarter, and net income of $1.0 million, or $0.04 per diluted share in the comparable period last year.

The balance sheet remained very strong with cash and investments in marketable securities of $119 million at the end of the fourth quarter and cash and investments per basic share was $4.72 for the fourth quarter.  Working capital was $138 million and the current ratio was 6.25 to 1.00.

“We are pleased to report a sequential revenue increase, driven by increased demand from enterprise computing, networking and embedded applications” said Alex Hui, President and CEO of Pericom.   “We continued to expand gross margin and control operating expenses, which led to a 31% improvement in operating results compared with last quarter.”

“The book to bill ratio was significantly higher than one for the quarter just concluded which gives us a higher backlog entering Q1 fiscal 2011.   We continue to uncover new opportunities to deploy our first and second generation high-speed serial connectivity solutions and we have begun to work with key customers on initial deployment of our third generation solutions. We believe Pericom is well positioned to continue delivering both revenue growth and better operating results as we realize the opportunities in the end market segments that we serve with our expanding solutions and design win activities.”

New Products

In the June quarter, we continued to expand our serial connectivity solution with the introduction of 9 new products that work across the Signal Integrity, Timing and Connectivity product areas:

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Expanding its solutions for high-speed serial protocol signal integrity, Pericom introduced 2 new ReDriverTM products addressing SATA2 and USB3 protocols.  These products are intended for volume computing and embedded applications.

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Adding to high speed connectivity solutions, Pericom introduced 3 new switching and connectivity products across PCIe, USB, VGA, and Display Port protocols. The PCIe to USB2.0+PCIe product is the first to combine bridging and switching of multiple high-speed serial protocols. These products target the computing, server, networking, and embedded market segments.

NEWS RELEASE August 9, 2010

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Expanding its timing solutions for next generation platforms, Pericom introduced 4 new products – 2 advanced clock generators aimed at access router networking platforms, 1 advanced crystal oscillator (XO) targeting 10Gb Ethernet, and a new family of very small footprint crystals aimed at volume ultra-mobility products such as cell phones, PDA, and smart card applications.

Share Repurchase Update

On April 29, 2008, our Board of Directors authorized the repurchase of $30 million of our common stock.  Pursuant to the 2008 authority, the Company repurchased 467,408 shares in the three months ended July 3, 2010 for an aggregate cost of $4,429,066 and an average per share purchase price of $9.48.  The remaining balance of potential share repurchases under the 2008 authority is approximately $17.8 million.

PTI Acquisition

Pericom announced today that it has entered into a definitive agreement to acquire all remaining outstanding shares of Pericom Technology, Inc. (“PTI”) for up to approximately $35 million in cash.  Pericom previously held a 40.6% ownership in PTI on a fully diluted basis and accounted for its investment in PTI using the equity method due to Pericom’s significant influence over its operations.  PTI is a fabless IC provider of timing, power management, and analog switch products that are sold primarily to Asian telecom, consumer, and ultra-mobility market segments.  The company was incorporated in the British Virgin Islands in 1994, and is headquartered in Hong Kong, with significant operations in Shanghai and Shenzhen, People’s Republic of China.  For additional information about the PTI acquisition, please refer to the Pericom press release library at http://www.pericom.com/press/211/ and click on the link for the press release dated August 9, 2010 describing Pericom’s acquisition of PTI.

Fiscal Q1 2011 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the first fiscal quarter are expected to be in the range of $40.5 million to $42.5 million.

•	Gross margins are expected to be in the 36% to 38% range.

•	Operating expenses are expected to be in the range of $11.0 to $11.5 million, which include stock-based compensation expense of approximately $1.2 million.

•	Other income is expected to be approximately $0.9 million.

•	Net income from unconsolidated affiliates PTI and JCP is expected to be approximately $0.6 million.

•	The effective tax rate is expected to be approximately 32%.

Fiscal Q1 2011 Outlook – with the acquisition of PTI

We expect to complete the acquisition of PTI  late in the first quarter. Below is our guidance with the inclusion of PTI as if the acquisition is completed at the start of September. These statements are forward looking, and actual results may differ materially.

•	Revenues in the first fiscal quarter are expected to be in the range of $42.0 million to $45.0 million.

•	Gross margins are expected to be in the 37% to 38% range.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE August 9, 2010

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Operating expenses are expected to be in the range of $11.9 to $12.5 million, which include stock-based compensation expense of approximately $1.2 million, and also $0.5 million of one-time acquisition related expense.

•	Other income is expected to be approximately $0.9 million.

•	Net income from unconsolidated affiliates PTI (before acquisition) and JCP is expected to be approximately $0.4 million.

•	The effective tax rate is expected to be approximately 31%.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 377-7103 and reference “Pericom”. A slide presentation will accompany the conference call.  To view the slides, please visit the investor relations section of www.pericom.com.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

A taped replay of the conference call will be made available for the period from this evening through midnight on Monday, August 16th. To listen to the replay, dial (800) 642-1687 and reference conference ID 92282911.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions ”Fiscal Q1 2011 Outlook” and ”Fiscal Q1 2011 Outlook – With the Acquisition of PTI”, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the first fiscal quarter of 2011, and statements regarding continuing to drive improvements in gross margin and operating overhead, an increasing need for our products, Pericom being well positioned for the next phase of growth, and continuing revenue growth and delivering improved operating results. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our quarterly report on Form 10-Q for the quarter ended March 27, 2010, our annual report on Form 10-K for the year ended June 27, 2009, and, in particular, the risk factors sections contained in those reports.

Contact: Aaron Tachibana
Pericom Semiconductor
Tel: 408 435-0800
atachibana@pericom.com

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE, August 9, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	July 3	Mar 27	Jun 27	July 3	Jun 27
	2010	2010	2009	2010	2009

Net revenues	$41,495	$36,661	$29,721	$146,913	$128,645

Cost of revenues	26,246	23,723	21,193	96,146	85,514

Gross profit	15,249	12,938	8,528	50,767	43,131

Operating expenses:

Research and development	4,575	4,251	4,117	17,208	16,697

Selling, general and administrative	7,413	6,201	5,343	26,478	22,833

Restructuring charge	-	-	74	-	584

Total operating expenses	11,988	10,452	9,534	43,686	40,114

Income (loss) from operations	3,261	2,486	(1,006)	7,081	3,017

Interest and other income	1,072	1,219	1,677	5,222	5,548

Other than temporary decline in value of investment	-	-	-	-	(506)

Income before income taxes	4,333	3,705	671	12,303	8,059

Income tax expense (benefit)	1,174	1,260	(135)	3,911	2,209

Net income from consolidated companies	3,159	2,445	806	8,392	5,850

Equity in net income of unconsolidated affiliates	759	608	256	2,430	351

Net income	3,918	3,053	1,062	10,822	6,201

Net income attributable to noncontrolling interests	-	-	(22)	(28)	(114)

Net income attributable to Pericom shareholders	$3,918	$3,053	$1,040	$10,794	$6,087

Basic income per share to Pericom shareholders	$0.16	$0.12	$0.04	$0.42	$0.24

Diluted income per share to Pericom shareholders	$0.15	$0.12	$0.04	$0.42	$0.24

Shares used in computing basic income per share	25,210	25,386	25,354	25,412	25,417

Shares used in computing diluted income per share	25,582	25,697	25,485	25,717	25,626

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

NEWS RELEASE, August 9, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	July 3, 2010	Jun 27, 2009
Assets

Current assets:

Cash & cash equivalents	$29,495	$37,321
Restricted cash	-	3,200
Short-term investments	76,454	75,471
Accounts receivable - trade	25,365	22,875
Inventories	23,431	16,340
Prepaid expenses and other current assets	6,825	3,738
Deferred income taxes	3,119	2,433
Total current assets	164,689	161,378

Property, plant and equipment-net	50,760	47,238
Investments in unconsolidated affiliates	13,183	10,826
Deferred income taxes non current	3,868	4,913
Long-term investments in marketable securities	12,977	11,780
Goodwill	1,681	1,673
Intangible assets	1,452	1,764
Other assets	7,438	6,742
Total assets	$256,048	$246,314

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$15,585	$10,824
Accrued liabilities and other	10,781	15,118
Current portion of long-term debt	-	60
Total current liabilities	26,366	26,002

Long-term debt	-	1,610
Industrial development subsidy	6,577	3,718
Other long-term liabilities	1,199	1,287
Total liabilities	34,142	32,617

Shareholders' equity:
Common stock and paid in capital	130,536	133,162
Retained earnings and other comprehensive income	91,370	79,302
Total Pericom shareholders' equity	221,906	212,464
Noncontrolling interests in consolidated subsidiaries	-	1,233
Total shareholders' equity	221,906	213,697

Total liabilities and shareholders' equity	$256,048	$246,314

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

NEWS RELEASE, August 9, 2010

Pericom Semiconductor Corporation
Share-Based Compensation
(In thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	July 3	Mar 27	Jun 27	July 3	Jun 27
	2010	2010	2009	2010	2009

Cost of revenues	$88	$70	$52	$286	$244

Research and development	441	371	359	1,506	1,407

Selling, general and administrative	659	557	477	2,257	1,935

	$1,188	$998	$888	$4,049	$3,586

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3545 North First Street	San Jose, CA 95134	(408) 435-0800